UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 9, 2023

LIVERAMP HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38669	83-1269307
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 Bush Street, Seventeenth Floor

San Francisco, CA 94104

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (888) 987-6764

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $.10 Par Value	RAMP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 3.02	Unregistered Sales of Equity Securities.

On February 17, 2021, LiveRamp Holdings, Inc., a Delaware corporation (the “Company”), acquired DataFleets, Ltd. (“DataFleets”) pursuant to that certain Merger Agreement by and among LiveRamp, Inc., a wholly-owned subsidiary of the Company (“LiveRamp”), Denali Merger Sub, Inc., a wholly-owned subsidiary of LiveRamp, DataFleets and Fortis Advisors LLC (as stockholder representative), dated as of February 7, 2021. In connection with closing, LiveRamp and the co-founders of DataFleets entered into Founder Consideration Holdback Agreements, dated as of February 7, 2021 (the “Holdback Agreements”), pursuant to which approximately $18.1 million of the aggregate acquisition consideration otherwise payable to the co-founders in the merger was held back and subject to vesting in three equal annual installments on the anniversary of the closing date (subject to acceleration in certain situations or upon such earlier date as the Board of Directors of the Company may determine), contingent upon the applicable co-founder’s continued employment with LiveRamp through each vesting date. Upon each vesting, such vested portion of the holdback amounts is settled in a number of shares of common stock of the Company equal to the portion of such holdback amounts then vesting divided by the volume weighted average trading price of the Company’s common stock for the thirty trading days ending on the trading day that is immediately preceding the day that is three business days prior to the vesting date (the “Vesting Share Price”). With respect to each vesting, in the event that the Vesting Share Price is less than 85% of the volume weighted average trading price of LiveRamp common stock for the thirty trading days ending on the trading day that is immediately preceding the closing date of the DataFleets acquisition (the “Closing Share Price Floor”), then the Company, at its option, may elect to determine the number of shares issuable upon such vesting using either the Vesting Share Price or the Closing Share Price Floor. If the Company elects to utilize the Closing Share Price Floor for such calculation, the Company must pay to each of the co-founders, within ten days following the vesting date, an amount in cash equal to (i) the number of shares issued to such co-founder on such vesting date multiplied by (ii) the difference between the Closing Share Price Floor and the Vesting Share Price.

On September 29, 2023, the remaining holdback amount payable to one of the co-founders accelerated pursuant to the terms of the Holdback Agreement. On November 9, 2023, the Company issued an additional 38,643 shares of common stock of the Company to the co-founder to settle the accelerated holdback amount (the “Restricted Shares”). In connection with this settlement, the Company elected to calculate the number of shares to be issued using the Closing Share Price Floor. Accordingly, in addition to the Restricted Shares, the Company paid the co-founder a cash amount equal to approximately $1.5 million. The co-founder is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and such shares were issued pursuant to an exemption from registration provided by Section 4(a)(2) of the Securities Act.

Item 8.01	Other Events.

Effective February 17, 2021, the Company entered into a registration rights agreement (the “Rights Agreement”) with the co-founders. Under the Rights Agreement, the Company has undertaken to provide certain Securities Act registration rights on behalf of the co-founders. Pursuant to the Rights Agreement, the Company filed a Registration Statement on Form S-3 (File No. 333-262790), including a base prospectus, with the Securities and Exchange Commission that was effective February 16, 2022 (as amended, the “Registration Statement”). The Company is presently filing a prospectus supplement to include a subsequent resale by the co-founder of the Restricted Shares in the Registration Statement. In connection with such registration, the Company attaches Exhibits 5.1 and 23.1 hereto, which shall be incorporated by reference into the Registration Statement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

5.1	Opinion of Jerry C. Jones, EVP, Chief Ethics and Legal Officer and Secretary
23.1	Consent of Jerry C. Jones, EVP, Chief Ethics and Legal Officer and Secretary (included in Exhibit 5.1)
104	Cover Page Interactive Data File

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVERAMP HOLDINGS, INC.

By:	/s/ Jerry C. Jones
Jerry C. Jones
EVP, Chief Ethics and Legal Officer and Secretary

Date: November 9, 2023